DISTRIBUTION AGREEMENT

DISTRIBUTION AGREEMENT, made as of the 11th day of September, 1996,("Commencement Date") between EMERSON RADIO CORP., a corporation having its principal place of business at 9 Entin Road, Parsippany, New Jersey 07054 ("Company"), EMERSON RADIO CANADA LTD., a corporation having its principal place of business at 1450 Meyerside Drive, Mississauga, Ontario, Canada L5T 1J9, ("Emerson Canada") (hereinafter, collectively "the Company") and AVS TECHNOLOGIES INC., a corporation having its principal place of business at 2100 Trans Canada Highway South, Dorval, Quebec H9P 2N4 ("Distributor").

      The Company is in the business of designing, procuring, marketing, and selling consumer electronics products.

       Distributor has expressed an interest in becoming the exclusive Distributor of the Company for consumer electronic products of the types identified on Exhibit A (the "Products") bearing the trademark identified on Exhibit B (the "Mark") in the territory identified on Exhibit C (the "Territory").

      Distributor has represented to the Company that it and its principals are experienced in the marketing and selling of consumer electronic products and has an adequate staff and facilities to fulfill its obligations as the Distributor in the Territory with respect to the Products.

     Distributor believes that the sales projections for the Products within the Territory which it has presented to the Company are reasonable.

     NOW THEREFORE, IT IS AGREED:

     1.   APPOINTMENT.

          1.1 Company hereby appoints Distributor, subject to the terms of this Agreement, as the Company's exclusive Distributor of Products in the Territory to the customer classifications set forth on Exhibit D but specifically excluding the customers set forth on Exhibit E. Distributor accepts such appointment and agrees to act as the Distributor of the Company's products in the Territory as provided in this Agreement.

           1.2 (a) The Company agrees that it shall not sell Products to any customers knowing that such customers intend to ship such Products into the Territory to the customer classifications set forth on Exhibit D and that Company will take all reasonable steps to ensure that its other distributors do not breach this covenant, in each such case so long as the actions of the Company are in compliance with applicable laws, treaties and international agreements relating to free trade and commerce among nations.

     2.   PRODUCTS.

      The Company's products to be sold to the Distributor under this Agreement are those Products contained in Exhibit A and any "New Products" added to Exhibit A on the terms set forth therein and in Section 6 hereof. The Company shall also have the right from time to time to change, modify, discontinue marketing or otherwise alter any or all of the Products without incurring liability to Distributor. The Company agrees to advise Distributor in writing thirty (30) days prior to discontinuing any Product from its current line of Products.

     3.   DUTIES OF DISTRIBUTOR.

          3.1 Distributor agrees to use its best efforts to promote to the fullest extent possible, in conformity with sound business practices, the sale of the Products in the Territory. Costs of all advertising, coop advertising and other promotional efforts shall be borne by Distributor. Simultaneously herewith, the Company is furnishing Distributor with a listing of all outstanding customer advertising accruals as of September 11, l996. Distributor shall use its best efforts to maintain account chargebacks at the level set forth on such listing. In this event, the Company agrees to reimburse Distributor for all accrual amounts held by the Company for accruals for which Distributor provides proof to the Company that the accruals were applied. Such reimbursement shall be paid by the Company to Distributor thirty (30) days after Distributor presents satisfactory proof to the Company that the accruals were applied.

          3.2 Distributor shall purchase exclusively from the Company, or a subsidiary of the Company as designated by the Company, any and all Products to be sold by Distributor within the Territory.

          3.3   Distributor agrees that it

(a) shall refrain from seeking customers, from establishing any branch, and from maintaining any distribution depot outside the Territory, in each case in respect of the Products;

(b) shall refrain from actively promoting the sale of the Products and/or from seeking orders in respect of those accounts in the Territory where controlling location, defined as buying office, is outside the Territory; and

(c) shall immediately notify the Company of any sale which Distributor made and Distributor becomes aware that such Product sold was shipped outside the Territory and/or to any customer within the category referred to in the previous paragraph.

          3.4 In order to perform its duties hereunder, the Distributor shall utilize its existing sales, warehousing and delivery facilities (which Distributor represents and warrants are adequate to perform its obligations under this Agreement), employ adequate numbers of sales and service personnel, maintain adequate inventories, and provide after sale consumer and end-user service as set forth in this Agreement.

           3.5 (a) The Company shall be fully responsible for all Product returns that are actually received, at the Company's designated warehouse, by the Company, Distributor or Venator Sales & Services, Ltd. ("Venator") prior to February 15, l997, including returns of Product sold after the Commencement Date and prior to February 15, l997, and agrees to accept and pay for warranty claims received by the Company, Distributor or Venator prior to February 15, 1997. [All returns that are the responsibility of the Company must have been preauthorized by the Company in writing, which authorization shall not be unreasonably withheld.] Commencing February 15, 1997, Distributor shall be solely responsible for all Product returns, including Product sold any time prior to February 15, l997, excluding those of discontinued video Product) and agrees to accept and pay for all warranty claims received by the Company, Distributor or Venator.

(b) Commencing February 15, 1997, Distributor shall be fully responsible for after sales support for all Products, including Product sold any time prior to February 15, l997, (excluding discontinued video Products as set forth in this Agreement) and shall provide, at its own cost and at no cost to the Company, after sales service, warranty repairs or other coverage for all
Products for at least the period of time required by applicable local law throughout the various regions of the Territory. Additionally, should a warranty period exceed that statutorily set minimum, Distributor shall be responsible for such expenses.

(c) The Company guarantees that the lifetime defective return rate by Product category shall not exceed the percentages set forth on Exhibit F. Should Distributor claim that the lifetime defective return rate exceeds the percentages set forth on Exhibit F, Distributor must provide the Company with detailed records showing: 1.) lifetime sales of each Product in the Product category; 2.) lifetime A-Stock and non-A-Stock returns for each Product in the Product category; and 3.) lifetime warranty claims paid for each Product in the Product category with detail on the types of defects responsible for the claims. In the event that during the term of this Agreement any lifetime defective return rate for a Product category exceeds such percentages, the Company shall remit to Distributor the actual costs deemed to be reasonable for such excess. For purposes of this Agreement, "lifetime defective return rate" is defined as [lifetime unit returns (excluding A Stock Returns) plus in warranty claims] divided by lifetime unit sales. For purposes of this provision, "actual costs" is defined as the actual direct costs incurred by Distributor to third parties, acting at arm's length with the Distributor, or the Company for providing such services to Distributor as agreed to by the parties, for administering and disposing of sales returns and for administering and paying warranty claims but shall not include any allocation of overheads or any indirect, consequential, special or incidental damages.

(d) The provisions for returns and warranty expenses set forth in this Agreement shall exclude, and not be applicable to, A Stock Returns.

(e)  Repair and maintenance service provided by  Distributor for the
Products  shall  be  in  accordance with the best commercial  practices  in  the
Territory, and to this end, Distributor shall employ or contract for a sufficient number of competent, technically trained personnel. Distributor shall maintain, or ensure that a third party retained to perform such repair and maintenance service, or the Company providing such services to Distributor as agreed to by the parties, maintains, a sufficient inventory of spare parts. No adjustment shall be made or payment due to Distributor for providing such services.

           3.6 Distributor shall promptly contact any existing or prospective customers referred to Distributor by the Company and promptly report to the Company the result of such meeting.

           3.7 Distributor shall promptly, upon request, provide the Company with evidence of sale of the Products in the Territory.

           3.8 Distributor shall keep at its principal place of business full, proper and up-to-date accounts and records showing clearly in respect of the Territory (and each distinct part thereof) all transactions for each of the Products and all written records of inquiries, transactions and other material relating to its dealings in and marketing of the Products.

           3.9 Distributor represents that it has been provided with a copy of the Company's policy statement entitled "Emerson Radio Corp. Antiboycott Policy Statement and Compliance Guide" and agrees on its own behalf, and on behalf of its affiliates, to comply with the terms of such policy statement. However, it is agreed that nothing in such Policy creates a relationship between the Company and Distributor other than as independent contractors as set forth in this Agreement.

          3.10 With regard to the Products, Distributor shall be responsible for all negotiations with, notification and submission of samples to and obtaining the approval of any government agency or other body as required within any part of the Territory. It is understood that, in accordance with the provisions of
Section 4.2 of this Agreement, the Company shall obtain the CSA/CUL/CETL approvals on behalf of Distributor.

     4.  SUPPLY AND PRICING OF PRODUCTS.

           4.1 Subject to the terms of this Agreement, Company agrees to sell and Distributor agrees to buy and to pay for such quantities of Products as Distributor may reasonably request. All Product purchased by Distributor from the Company shall meet CSA/CUL/CETL standards, and all other Canadian regulatory standards, and shall have bilingual packaging and manuals. Distributor shall purchase Products exclusively from the Company, or a subsidiary of the Company as designated by the Company, except as specifically approved in writing by the Company. To fill short term Product needs and in the Company's sole discretion, Distributor may purchase a.)Products directly from the Company's US inventory, if available, which Products shall be converted to meet Canadian Standards or b.) Product stored in Canada as set forth herein.

          4.2  The following prices shall apply to purchases of the Products:

(a) Prices for Product purchased by Distributor from the Company shall be FOB Factory at the Company's FOB cost plus 2% sourcing load plus 3.5% fee, except prices for video Products which shall be FOB Factory at the Company's FOB cost plus 2% sourcing load plus 2% fee. The Company's FOB cost shall include all variable costs, not covered in Section 4.2(c) below, of producing CSA/CUL/CETL approved Product with bilingual packaging including any applicable royalty (payable to a third party acting at arm's length with the Company) for the Product.

(b) Prices for Product purchased from the Company's US inventory are FOB the Company's US warehouse and shall be at the Company's landed cost (including, but not limited to, FOB cost, sourcing load, Ocean Freight, Inland Freight, Brokerage and Duty) ("ELC"), less any duty drawback to which the Company is entitled and receives, plus a fee of 6.5% of ELC, plus cost of converting product to meet Canadian standards (including bilingual packaging and manuals, if required), except that the fee for video product shall be 3.5%.

(c) Costs incurred by the Company to obtain the necessary CSA/CUL/CETL or other required approvals, regulatory or otherwise, and costs incurred to translate and typeset packaging, warranties and owners manuals shall be reimbursed by Distributor. The Company will invoice these charges at regular terms as set forth in Section 5.1 with invoices to be issued as of the date of first shipment from the factory. The Company will initiate the approval, translation and typesetting process when Distributor places its initial order for a model. However, it is agreed by the parties that upon receipt of the initial order for a model, the Company shall provide Distributor with a quote for CSA/CUL/CETL and translation/typesetting charges for said model. The Company shall proceed with such CSA/CUL/CETL and translation/typesetting only upon receiving Distributor's written approval by model, based on the costs involved. Should Distributor subsequently cancel such order, the Company will invoice Distributor for all out-of-pocket costs incurred by the Company as a result of the cancellation.

           4.3 Pricing for Distributor's purchases of Product(s) from Emerson Canada inventory shall be quoted and invoiced in Canadian Dollars. Pricing for Distributor's purchases of all other Product(s) from the Company and for all other costs pursuant to the terms of this Agreement shall be quoted and invoiced in U.S. Dollars.

     5.   PAYMENTS.

           5.1 Payment for purchase of Product, and any other invoices covered by this Agreement, shall be net 60 days plus interest on the outstanding amount. The interest charged shall be calculated equal to the Company's then current cost of funds. The Company acknowledges that, as of the Commencement Date, its cost of funds is calculated as New York, US prime plus 1.25%. [It is agreed that interest shall not accrue on any current amounts outstanding, and not past due (aged less than 61 days), for the purchase of Current Inventory, Discontinued Inventory and Close-Out Inventory as defined in this Agreement but shall apply to such past due amounts and to the assumption by Distributor of the production commitments, as defined in this Agreement.]

           5.2 It is agreed that if at any time Distributor exceeds the credit limit authorized by the Company, any purchases which exceed such authorized line of credit shall be paid by cash in advance, wire transfer or letter of credit payable 60 days from the date of shipment. In the event payment is to be made by letter of credit, the letter of credit shall include an amount equal to the Company's then current cost of funds for the 60-day period and must be opened in favor of the Company no later than 30 days prior to the ship date, issued by a major international money bank that maintains a confirmation relationship with the Company's bank and with terms as set forth herein.

           5.3 With regard to sales of Product by Distributor to customers on a direct import basis ("DI"), Distributor shall pay for such Product by either transferable sight letter of credit or back-to-back sight letter of credit to be opened in favor of the Company no later than 30 days prior to the ship date, issued by a major international money bank that maintains a confirmation relationship with the Company's bank and with terms as set forth herein.

          5.4 Payment to be made by letter of credit, shall be drawn upon terms established by the Company from time-to-time. The Letter of Credit representing 100% of the purchase price of the Order, plus interest as set forth in Section 5.2, shall be opened in favor of the Company by Distributor as set forth above. Failure to open the required letter of credit in a timely fashion, or the failure of Distributor to replace such letter of credit with another acceptable letter of credit or to prepay or pay the purchase price prior to delivery if the issuing bank fails or is prevented or refuses to pay thereon shall be a breach of this Agreement entitling the Company to terminate this Agreement for cause upon notice to Distributor, as provided in Section 18.

           5.5 The letters of credit opened by Distributor in favor of the Company shall be 1) issued in United States dollars; 2) irrevocable; 3) transferable; 4) in the form of standby, and/or master and/or documentary; 5) issued and confirmed by a major international money center bank with correspondent bank offices in New York City, USA, Amsterdam, The Netherlands and/or Hong Kong, which shall be satisfactory to the Company (Distributor agrees to pay all charges relating to the confirmation of the letters of credit and amendments to the letters of credit arising from Distributor's action(s) or omission(s) to act); and 6) payable to the Company according to policies and procedures set forth by the Company from time-to-time. Each letter of credit shall provide for payment upon terms established by the Company from time-to-time and shall:

          (a)  permit partial shipments and partial drawings;

          (b) permit drawings either in Hong Kong, New York, Amsterdam or the British Virgin Islands in United States Dollars, as provided in the letter of credit, upon presentation of drafts accompanied by copies of the invoices and original set of transport documents relating to the order or orders to which the letter of credit relates;

          (c) have an expiration date at least 30 days later than the last shipment date contemplated by such Order;

          (d)   be  subject  to  the  Uniform Customs  and  Practices  for
          Documentary   Credits  (1993  Revision,  English   Language   Edition)
          published by the International Chamber of Commerce (Publication No.:500); and

          (e) shall be in the form and substance reasonably acceptable by the Company.

           5.6 Payment for Distributor's purchases of Product(s) from Emerson Canada inventory shall be made in Canadian Dollars. Payment for Distributor's purchases of all other Product(s) from the Company and for all other costs pursuant to the terms of this Agreement shall be made in U.S. Dollars.

     6.   NEW PRODUCTS.

          Company may, from time to time, in its sole discretion, make available to Distributor a notice containing a list of a new category of products not previously offered ("New Product(s)") and their prices, and availability data. Should it choose to offer a New Product, the Company shall furnish Distributor with a description of the New Product and related specifications. Distributor shall have 30 days after receipt of such notice to advise Company in writing whether it is interested in acquiring the exclusive distribution rights for such New Products for the Territory pursuant to such notice; if Distributor is interested in acquiring such distribution rights, it shall include with the written notice of its interest a.) reasonable and realistic monthly sales projections for the 12 month period beginning with product availability; b.) a market study; and c.) detailed assumptions supporting the projections, all of which must be in a form acceptable to the Company. In the event the Company accepts the market study, related sales projections and the assumptions underlying same, the Company shall provide Distributor with written confirmation that the New Product is added to the list of Products set forth on Exhibit A. Should Distributor (i) refuse such offer or (ii) fail to exercise its rights hereunder by providing Company with written notice and an acceptable market study, sales projection or underlying assumptions within the prescribed time period, then, in any such event, Distributor's rights hereunder with respect to such New Product shall be waived and Company shall be free to sell or grant distribution rights with respect to such New Product within the Territory. It is agreed that this Section does not apply to the natural extension of the Product categories set forth on Exhibit A.

     7.  COLLATERAL MATERIAL AND SAMPLES.

           7.1 Company shall supply, as the Company deems necessary, to Distributor reasonable quantities of instruction handbooks, catalogues and other Product information literature. Distributor shall bear the cost for shipping such material along with the variable cost charges for additional quantities requested. The material will be available in the English language.

           7.2 Distributor shall prepare and supply, at its sole cost which shall be nonrefundable under any circumstances, a sufficient quantity to satisfy the needs of customers and potential customers in the Territory of sales promotional materials, including but not limited to all advertising material, relating to the Products. All such sales promotional materials shall not be prepared or distributed without the Company's prior review and written approval.

           7.3 Distributor shall bear all the expenses for samples that are made available to Distributor by the Company, as well as all the expenses that will accrue because of the arrival of the Products in the Territory including but not limited to freight, import duties, fees and expenses, insurance, and all expenses relating to the distribution and handling and operation of the Distributorship.

           7.4 Distributor shall maintain in current condition all sales and service publications, with updates as appropriate, which shall be supplied by the Company in reasonable quantities, as may be appropriate for the Territory. It shall circulate the same to appropriate service centers and dealers in the Territory and shall obtain any necessary confidentiality agreements in favor of the Company as the Company may reasonably request.

     8.  WARRANTY, SERVICE AND PRODUCTS LIABILITY INSURANCE.

           8.1 As set forth in Section 3.5 of this Agreement, the Company guarantees that the lifetime defective return rate by Product category shall not exceed the percentages set forth on Exhibit F.

          8.2 SUBJECT TO NORMAL MANUFACTURING TOLERANCES AND VARIANCES, COMPANY WARRANTS THAT ITS PRODUCTS WILL COMPLY IN ALL MATERIAL RESPECTS WITH THE
SPECIFICATIONS FOR SUCH PRODUCTS AS DETERMINED BY THE VENDOR SUPPLYING THE PRODUCT TO THE COMPANY. IF THE PRODUCT FAILS TO COMPLY WITH SUCH VENDOR SPECIFICATIONS AND THE FAILURE RATE FOR SUCH NON-COMPLYING PRODUCTS EXCEEDS THE EPIDEMIC RATE ASSIGNED TO THE PRODUCT (SEE EXHIBIT G ATTACHED HERETO FOR DEFINITION OF THE CURRENT EPIDEMIC RATE WHICH MAY BE AMENDED FROM TIME TO TIME UPON NOTICE BY THE COMPANY TO THE DISTRIBUTOR) AND IF DISTRIBUTOR NOTIFIES THE COMPANY IN WRITING WITHIN TWELVE (12) MONTHS FOLLOWING THE DATE OF ARRIVAL OF THE PRODUCTS IN THE TERRITORY OF SUCH DEFECT, THEN THE COMPANY, AT ITS OPTION, SHALL EITHER REPAIR OR REPLACE SUCH NON-COMPLYING PRODUCTS. SUCH REPAIR OR REPLACEMENT SHALL BE DISTRIBUTOR'S SOLE AND EXCLUSIVE REMEDY FOR SUCH FAILURE. DISTRIBUTOR SHALL AFFORD THE COMPANY WITH A REASONABLE OPPORTUNITY TO EFFECT REPAIR AND SHALL PROVIDE ADEQUATE POWER, TOOLS, FACILITIES AND CONDITIONS TO THE COMPANY OR TO THE VENDOR TO THE COMPANY TO EFFECT SUCH REPAIR AT DISTRIBUTOR'S FACILITY. FOR ANY COSTS IN EXCESS OF THE REPAIR OR REPLACEMENT OF NON-COMPLYING PRODUCTS AS SET FORTH ABOVE, THE COMPANY AGREES TO USE BEST EFFORTS TO ASSIST DISTRIBUTOR IN DISTRIBUTOR'S EFFORTS TO RECOVER SUCH ADDITIONAL COSTS FROM THE MANUFACTURER.

THE FOREGOING WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS, OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE. EXCEPT AS STATED IN THIS PARAGRAPH, COMPANY SHALL NOT BE LIABLE UNDER ANY THEORY INCLUDING, WITHOUT LIMITATION, CONTRACT, NEGLIGENCE, STRICT LIABILITY IN TORT OR MISREPRESENTATION, FOR ANY DEFECT IN, BREACH OF ANY OBLIGATION RELATED TO, THE QUALITY OF, OR FAILURE TO WARN CONCERNING, COMPANY'S PRODUCTS OR INSTRUCTIONS, CATALOGUES OR LITERATURE RELATED TO SUCH PRODUCTS. IN NO EVENT SHALL THE COMPANY BE LIABLE FOR ANY SPECIAL, INDIRECT OR INCIDENTAL OR CONSEQUENTIAL DAMAGES. THE PURCHASE PRICE OF THE PRODUCTS REFLECTS THE ALLOCATION OF THE WARRANTY RISK.

           8.3 COMPANY MAKES NO WARRANTY WITH RESPECT TO PROTOTYPES, PRE-PRODUCTION UNITS, UNITS SHIPPED AS OR LISTED AS "UNREPAIRED", "REBUILT", "REFURBISHED", "/R", "/X", "X" OR "RB", OR UNITS SHIPPED AT CUSTOMER'S REQUEST OR WITH NO TESTING.

           8.4 Since the warranty provided by the Company hereunder is for the sole benefit of Distributor, Distributor shall not extend the warranty and the Company shall have no responsibility for after sale service, warranty repairs or coverage for Products sold by Distributor except as set forth in Section 3.5. Distributor shall provide after sale service, warranty repairs and all other coverage, as set forth in Section 3.5, at its own cost and at no cost to the Company. Pursuant to the terms of Section 3.5 of this Agreement, Distributor shall be responsible for and shall indemnify, hold the Company harmless from and against, and defend Company against, any claims for providing after sale service, support and warranty coverage to consumers and end users in the Territory, including any costs and expenses.

           8.5 (a) Subject to the conditions in subparagraph (c) hereof and except as hereinafter limited, Company shall defend and indemnify Distributor from and against any liability, costs and expenses arising out of any claim that the Product purchased hereunder infringes a patent, trademark or copyright or other intellectual property right in Products or literature regarding the Products which was designed and supplied by the Company provided that (i) Distributor shall have promptly given Company timely written notice thereof and reasonable cooperation, information, and assistance in connection therewith, and
(ii) Company shall have sole control and authority with respect to defense, settlement, or compromise thereof. Should any Product delivered hereunder become or in Company's opinion be likely to become the subject of such a claim, Company may, at its option, either procure for Distributor the right to continue selling  or  using  such Product, or replace or modify the Product  so  that  it becomes non-infringing. Notwithstanding the foregoing, Company shall have no right to admit any liability on behalf of Distributor or to create any kind of duty, obligation or promise concerning the future sale of the Product on behalf of Distributor without the Distributor's prior written consent, which shall not be unreasonably withheld or delayed. However, to the extent that any settlement, judgment or decree prohibits or restricts Company's right to sell the goods covered hereby, it shall be released and discharged from any duty to Distributor to supply the same.

(b) Company shall have no liability or obligation to Distributor hereunder with respect to any patent or other intellectual property right infringement or claim thereof based upon (i) compliance with designs, plans, or specifications of Distributor, (ii) use of the Product in combination with devices or products not purchased hereunder where the Product would not itself be infringing, (iii) use of the Product in an application or environment for which such Product was not designed or contemplated, (iv) modification of the Product, or (v) any claims of an intellectual property right infringement in which Distributor or any affiliate or customer of Distributor has an interest or license.

(c) Company's liability under this Section 8.5 shall be to remit any amounts owed to third parties pursuant to the provisions of Section 8.5 and to reimburse Distributor for the purchase price paid by Distributor for Product found to be infringing. Company shall not be liable to Distributor for any other amounts including any special, incidental or consequential damages.

(d) The foregoing states the entire liability of Company with respect to infringement of intellectual property rights by the Products, literature or any part thereof.

           8.6 Distributor shall obtain and continuously maintain, at its sole cost and expense, product and completed operations liability insurance insuring itself and the Company from and against any and all claims, losses, awards, costs and other losses including, but not limited to, personal injury including death and to property damage, including loss of use, arising out of the sale or use of the Products. The insurance shall be in an amount of not less than the equivalent of US $1,000,000. per occurrence or a combined single limit of US $10,000,000. per contract year, and shall include appropriate provisions waiving all subrogation as against the Company. All such insurance shall be written by good and solvent insurance carriers acceptable to the Company. Distributor shall furnish the Company with a certificate of insurance naming Company as a named insured and pursuant to which the carrier shall agree to provide Company with 30 days' prior notification of cancellation or a change of such policy.

           8.7 Except as otherwise provided in Section 8.5 of this Agreement, Distributor agrees to indemnify, defend and hold the Company harmless from and against any and all claims, costs, damages, expenses, judgments (including reasonable attorneys' fees) suffered or incurred by the Company by reason of any claim or action (whether or not groundless) arising out of Distributor's acts or omissions or its negligence in performance of its obligations hereunder.

     9.  NAMES AND MARKS.

           9.1 Distributor shall conduct its business in its own name and, except as otherwise specifically provided, at its sole cost and expense. Distributor acknowledges the validity of the Mark or any trademarks of the Company (collectively, "Marks") and the exclusive title of the Company and its affiliated companies therein and in the goodwill associated therewith. Distributor agrees that it shall not contest, directly or indirectly, the Company's or its affiliates' ownership, title, right or interest in the Marks or in the names and marks appearing on the Products, trade secrets, methods, procedures and techniques or to the right of the Company or its affiliated companies to register, use and to license others to use the Marks or any
"Emerson" brand name, in all languages. Distributor agrees that it will not register or attempt to register in its name or that of any person or entity affiliated with it any name or mark, corporate name or any designation of any kind, in any language, which is the same as, similar to or a derivative of, or otherwise utilizing any portion of the Marks or trade names of the Company or of any of its affiliates. Distributor acknowledges that it does not have and has not acquired any rights in or to the Marks, product names, likenesses or any derivations of the foregoing. Upon termination of this Agreement, Distributor shall immediately cease all use of the Marks.

           9.2 Distributor may indicate in its advertising that it is the exclusive Distributor of Company's Products in the Territory, but the Distributor shall not incorporate or form any corporation or use any name which is the same as, or which is likely to cause confusion or mistake with, any corporate name of Company or of any of its subsidiaries or affiliates.

           9.3 The Marks designated by Company shall be displayed by the Distributor, without alteration, on all products sold by Company for resale by Distributor and all use of such Marks shall inure to Company's benefit. Distributor shall not relabel Company's Products.

           9.4 Any copyright which may be created in any article, design, label or the like, bearing any trademark of Company shall be subject to the prior approval before use, and be the property, of the Company.

           9.5 Distributor shall not use any trademark, brand or trade dress which is the same as, or which is likely to cause confusion or mistake with any trademark, brand or trade dress of Company, except that the trademarks, brands and/or trade dress designated by Company shall be used on products of Company.

     10.   DISTRIBUTOR AS INDEPENDENT CONTRACTOR.

           Nothing herein contained shall authorize or empower Distributor to act on behalf of or in the name of Company, or to bind Company in any manner or to make any representation, warranty or commitment on Company's behalf nor is it authorized to issue warranties on behalf of Company nor is it appointed Company's agent in any dealings with customers, persons possessing Products, governmental agencies or authorities, or in any other capacity. Distributor is an independent contractor and this Agreement does not create a joint venture, partnership or agency. Any act or omission by either party shall not bind or obligate the other.

     11.  CONFIDENTIALITY.

           11.1 Company may, from time to time, give Distributor valuable technical and non-technical information not generally known to the trade or public ("Confidential Information"). Distributor agrees that, during the term of this Agreement and thereafter, neither it nor any of the employees or agents of the Distributor, will disclose to anyone or use in any manner whatsoever (except as authorized by Company) any such Confidential Information including, without limitation, information relating to customers, products, processes and services of Company, which becomes known to Distributor during the term of this Agreement.

           11.2 Distributor may, from time to time, give Company valuable technical and non-technical information not generally known to the trade or public ("Confidential Information"). Company agrees that, during the term of this Agreement and thereafter, neither it nor any of the employees or agents of the Company, will disclose to anyone or use in any manner whatsoever (except as authorized by Distributor) any such Confidential Information, excluding technical information regarding the Products, including, without limitation, information relating to customers, products, processes and services of
Distributor, (except regarding availability of After Sales Services for the Products to consumers therefore, as provided in this Agreement) which becomes known to Company during the term of this Agreement.

          11.3 The provisions of this Section shall not apply to any information which either party is compelled to make by administrative or judicial process or, in the opinion of counsel, by the requirements of law or applicable regulations of any relevant stock exchange or other governmental authority. In each such case, each party shall inform the other parties as far in advance as possible prior to making any such disclosure.

     12.  EXCHANGE OF INFORMATION AND REPORTS.

           12.1 Distributor will immediately notify the Company of, and provide full details concerning, any condition affecting Products and/or the Mark or any of the Company's trademarks (whether a general condition or a specific condition involving a limited number of items). In the event Distributor learns of any regulation, ordinance, law, treaty, international agreement or other governmental act or edict, restricting, governing or controlling, in any manner, Distributor's or Company's activities and responsibilities under this Agreement or Company's obligations hereunder or under its guarantee, or in the event Distributor learns of, or becomes aware of any of the foregoing which requires a modification in any warranty, practice, procedure, document or Product, Distributor shall, immediately, notify Company and provide Company with such information and inform the Company of the possible infringements of the copyright, patent or trademarks within the Territory.

           12.2 The Company will immediately notify the Distributor of, and provide full details concerning, any condition affecting Products and/or the Mark or any of the Company's trademarks (whether a general condition or a specific condition involving a limited number of items). In the event the Company learns of any regulation, ordinance, law, treaty, international agreement  or  other  governmental  act  or  edict,  restricting,  governing  or controlling, in any manner, Distributor's or Company's activities and responsibilities under this Agreement or Distributor's obligations hereunder or under its guarantee, or in the event the Company learns of, or becomes aware of any of the foregoing which requires a modification in any warranty, practice, procedure, document or Product, Company shall, immediately, notify the
Distributor and provide Distributor with such information and inform the Distributor of the possible infringements of the copyright, patent or trademarks within the Territory.

           12.3 Distributor shall furnish to the Company at such intervals as may be required by Company, reports and such other information as Company may reasonably request, including information regarding sales of Product and return, advertising allowance and collection data, and permit representatives of Company to make occasional visits to Distributor's customers and facilities.

     13.  NON-COMPETITION.

      During the term of this Agreement, and any renewals thereof, Distributor shall not represent, sell, solicit orders for or otherwise deal in any products directly competitive with the Products sold by Distributor in the Territory without the prior written consent of the Company, to be given in the Company's sole discretion.

      However, it is acknowledged and agreed by the Company that Distributor presently represents, imports, distributes, solicits orders for and sells, certain products which may be competitive with the Products, and shall continue to do so, which products are specifically set forth in Exhibit H of this Agreement.

      It is agreed that in the event a branded supplier of product currently distributed by Distributor introduces new product(s) which directly compete(s) with the Products sold by Distributor, Distributor shall be able to distribute such new product(s).

      It is further agreed that Distributor shall not distribute any new branded product lines, from branded suppliers not currently distributed by Distributor, which directly competes with the Products distributed by Distributor.

      It is also agreed that Distributor shall not introduce, under a brand it controls, new product(s)(other than replacements of current models) which compete directly with the Products.

      For purposes of this Agreement, products which are directly competitive with the Products are defined as those products with similar pricing, customer base, retailer base, quality and features.

          14.  ROLLING FORECASTS; MINIMUM SALES REQUIREMENTS; CURRENT/IN-TRANSIT
          INVENTORY   AND   PRODUCTION   COMMITMENTS;   DISCONTINUED   CLOSE-OUT
          INVENTORY; EXCESSIVE INVENTORY.

           14.1 ROLLING FORECASTS. On or before February 1, l997, Distributor shall provide the Company with a forecast of the number of units of Product which Distributor reasonably anticipates buying during the twelve (12) months thereafter. Distributor shall regularly update the forecast and compare same to on hand inventory to ensure a sufficient stock to meet expected demands in the Territory and agrees to keep the forecast current on a monthly basis (which it shall provide in writing to Company) so that at all times it represents a rolling twelve (12) month forecast of the Distributor's needs. The parties recognize that such forecasts are not commitments to sell or to purchase any specific quantity of goods but are intended to represent the good faith projection of Distributor so as to enable the Company to schedule and anticipate its and its customer's needs.

           14.2 MINIMUM SALES REQUIREMENTS. During the term of this Agreement, Distributor shall make every good faith effort to promote and effectuate the sales of the Products in the Territory to the greatest extent possible. There shall be a minimum sales requirement in each year of the term for sales by Distributor of Products as follows:

          YEAR                     GROSS DISTRIBUTOR SALES

          1/1/97 - 12/31/97        $3,000,000 Canadian

          1/1/98 - 12/31/98        $5,000,000 Canadian

          1/1/99 - 12/31/99        6%  of  the Company's Gross US sales for  the
                                   period   1/1/98-12/31/98,   exchanged    into
                                   Canadian  Dollars  using an average  exchange
                                   rate, as defined herein.

     In the event that Distributor fulfills the minimum sales requirement as set forth herein, except as otherwise provided herein, this Agreement shall be automatically renewed for a three (3) year term ("First Renewal Term") with a minimum sales requirement for each year of the First Renewal Term as follows:

          (a)  for  the  first  year of the First Renewal  Term  -   7%  of  the
          Company's Gross US sales, to be exchanged as set forth herein, for the immediately preceding calendar year;

          (b) for the second year of the First Renewal Term - 8% of the Company's Gross US sales, to be exchanged as set forth herein, for the immediately preceding calendar year; and,

          (c) for the third year of the First Renewal Term - 8% of the Company's Gross US sales, to be exchanged as set forth herein, for the immediately preceding calendar year.

      Thereafter, in the event that Distributor fulfills the minimum sales requirement for the First Renewal Term as set forth herein, except as otherwise provided herein, this Agreement shall be automatically renewed for successive three (3) year terms so long as, during each year of the renewal term(s), Distributor sells quantities equal to or in excess of 8% of the Company's Gross US sales for the calendar year immediately preceding the year in question to be exchanged as set forth herein.

      In calculating "the Company's Gross US Sales", the Company shall exclude from any such calculation 1.) US sales of products sold in the US which products or product categories have not been offered to Distributor for sale in the Territory and 2.) Products or Product categories which Distributor is prevented from selling in Canada, due to regulatory restrictions.

      The Company shall provide to the Distributor the amount of the Company's Gross US Sales in respect of any given calendar year within ninety (90) days following such year together with the details as to how same has been computed.

       The Distributor shall provide to the Company the amount of the Distributor's Gross Distributor Sales in respect of any given calendar year within ninety (90) days following such year together with the details as to how same has been computed.

      For purposes of this Agreement, the "average exchange rate" shall be the average exchange rate for the calendar year in question [i.e. (sum of 12 month-end exchange rates) divided by 12].

          14.3 CURRENT AND IN-TRANSIT INVENTORY AND PRODUCTION COMMITMENTS.

                (A) CURRENT INVENTORY AND IN TRANSIT INVENTORY - Emerson Canada shall continue to own and hold title to its current inventory owned on the Commencement Date. Title and risk of loss for any such current inventory shall pass to Distributor on date of shipment to a customer of Distributor and Distributor shall hold the receivable thereof. Pricing for such current inventory shall be on standard terms at prices calculated as set forth herein (landed cost with sourcing load and fee). Payment for such current inventory shall be as set forth in this Agreement.

                (B) PRODUCTION COMMITMENTS - Within 30 days of the Commencement Date, Distributor shall advise the Company which production commitments, outstanding as of the Commencement Date, Distributor shall assume. Pricing for any production commitments so assumed shall be on standard terms at prices calculated as set forth herein (FOB or landed cost, as appropriate, with sourcing load and fee). Payment for such assumed production commitments shall be as set forth in this Agreement.

                (C) UNASSUMED PRODUCTION COMMITMENTS - The provisions set forth in Section 14.4 of this Agreement regarding disposition of Discontinued/Close-Out Inventory not sold by Distributor shall apply to all production commitments not assumed by Distributor.

               (D) FUTURE ORDERS FOR PRODUCTION - Distributor shall not ship any Product model purchased from the Company until all existing Current and In Transit Inventory owned by Emerson Canada of a given model is sold.

           14.4 DISCONTINUED/CLOSE-OUT INVENTORY. On the Commencement Date, the Company shall provide Distributor with a list of all of Emerson Canada's available discontinued/close-out inventory. Distributor shall have the exclusive right to sell the discontinued/close-out inventory for 45 days from the Commencement Date after which the Company may sell or otherwise dispose of such inventory as it sees fit except the Company shall not sell or otherwise dispose of such inventory in the Territory. Emerson Canada shall retain ownership and possession of all discontinued/close-out inventory presently owned by Emerson Canada. Title and risk of loss of such inventory shall pass to Distributor on date of shipment to Distributor or a customer of Distributor, and Distributor shall hold the receivable thereof. Distributor shall bear all freight costs to the customers and sales representative commissions for such purchases and shall be responsible for all coop advertising claims, terms discounts and all other chargebacks or deductions taken by customers. Pricing for the discontinued/ close-out inventory shall be as follows:

     Account pricing for the discontinued/close-out inventory, defined as pricing to be offered to Distributor's customers, as has been determined by the parties. Distributor may later propose deviations from this initial price list which the Company may or may not, in its sole discretion, approve. The account pricing shall be net of all co-op advertising, terms discounts and other discounts to the accounts. Distributor shall be responsible for building such discounts into the invoice price and for remitting such discounts to the accounts. The Company's pricing to Distributor shall be calculated as the account price, as defined above, less 1% freight allowance, less 1% commission allowance, less a provision for warranty costs for audio only, less 5% Distributor profit margin for video product and 8% Distributor profit margin for all other product. The provision for warranty and return costs shall be calculated as agreed to by the parties, based on the warranty caps in Exhibit F.

     Upon receiving a valid purchase order from a customer, Distributor shall approve same and forward a copy to the Company for approval and who shall ship the customer and bill Distributor, at the Distributor's price calculated above.

          14.5 EXCESSIVE INVENTORY. A-Stock inventory owned by Distributor and purchased from the Company may be returned to and accepted by the Company should such inventory be determined by Distributor to be excessive. Such returned inventory shall be priced at the most recent FOB price, plus sourcing load plus fee, less a 9.5% restocking fee to the Company and shall be delivered FOB US warehouse designated by the Company. Return of excessive inventory shall be limited to 5% of annual inventory purchases and with a minimum purchase volume of 200 units per model. Such inventory must be A Stock, never have been sold by Distributor and returned in unopened cartons. Pricing for discontinued models returned after the model year shall be subject to an additional discount of 10%. For purposes of this agreement, "discontinued" models and inventory shall mean models and inventory no longer carried in the Company's current line of Products and not purchased by Distributor for the prior six (6) months. The Company agrees to advise Distributor in writing 30 days prior to discontinuing any Product from its current line of Products.

Distributor agrees to provide the Company with timely monthly data on sales and inventories by model so that the Company can track its potential exposure under this provision.

     15.   ORDERS, LETTERS OF CREDIT, DELIVERY.

           15.1 At periodic intervals during this Agreement, Distributor shall submit to Company written purchase orders ("Orders") for the Products. Such Orders shall not be deemed to be accepted by the Company until it delivers to Distributor a Notice of Confirmation. The issuance of a Notice of Confirmation shall be in the sole discretion of the Company. The Company may grant partial orders. In the event Distributor cancels a purchase order after the Company has issued a Notice of Confirmation, Distributor shall, upon cancellation of the purchase order, immediately reimburse the Company for all actual costs, non-recoverable from third parties, incurred as a result of such cancellation.

           15.2 If applicable, as set forth in Section 5 of this Agreement, upon receipt of Notice of Confirmation, and 30 days prior to ship date, Distributor shall issue a letter of credit for the full purchase price of the goods covered by the order in form and substance, and issued by an institution, acceptable to Company. Each Order shall specify a delivery date at least 60 days from the date of such order.

           15.3 The cost of insurance, shipping and freight shall be paid directly by Distributor. All shipments shall be made in Company's standard shipping packages to Distributor at the address in the Territory designated by Distributor. Unless otherwise instructed in writing by Distributor, Company shall select a method of conveyance conforming to the standard commercial practices of Company for shipments. Any additional packing, handling, shipping, consolidating and freight costs shall be borne by the Distributor.

           15.4 Title to Products sold to Distributor and risk of loss shall pass to Distributor upon delivery of the Product to the common carrier or its designated agent. In the event of any loss of the Product following delivery to the carrier, Company shall, upon request, cooperate with Distributor in connection with the proof of loss claims presented by Distributor to the carrier and/or insurer.

           15.5 Distributor shall be responsible for the payment of all taxes, duties, levies and assessments, including GST and PST, pertaining to the sale of the Product, except taxes based upon Company's net income from the transactions. Distributor shall be responsible for completing in a timely manner all documentation necessary to (i) permit Company to refrain from collecting taxes or assessments it would otherwise be obligated to collect or (ii) to assist the Company in deriving duty drawbacks.

           15.6 Delivery shall be FOB the point of embarkation or EX WORKS (as defined by INCOTERMS 1990 Edition), as provided in the acceptance memorandum relating to the Order. In no event, however, shall Company be liable to Distributor for damages which directly or indirectly arise from failures relating to canceled and/or late shipments, late sailing, failures of consolidators or freight forwarders or handlers, or from failures to give notice thereof.

          15.7 Notwithstanding the provisions of Section 15.6 above, Distributor shall be responsible for procuring and obtaining all necessary entrance permits and customs declarations.

     16.  LOCAL COMPLIANCE

           16.1 Distributor represents and warrants that it is formed under the laws of Ontario, Canada and that (i) it is wholly-owned by Canadian citizens and (ii) it, and each of its affiliates, where applicable, possesses all necessary registrations, licenses and permits to engage in distribution activities of the type contemplated by this Agreement throughout the Territory and it, and each of its affiliates, is and during the term of this Agreement will use its best efforts to remain in compliance with, and not knowingly violate, all local laws, rules, ordinances and regulations throughout the Territory relating to the activities to be performed hereunder, including those affecting the importation, sale, servicing and marketing of Products.

           16.2 In the event that a local registration is required in any region of the Territory, Distributor undertakes that within one (1) month of the date hereof to have this Agreement registered with the applicable local agencies and will promptly thereafter provide the Company with a copy of the certificate evidencing such registration.

           16.3 Should this Agreement expire or be terminated in accordance with its terms, Distributor will cooperate with the Company and any new Distributor or agent designated by the Company to cancel such registration and/or transfer it to the new agent or Distributor. Distributor shall, at its own cost, take all such other action as may be necessary or appropriate for it to fully perform this Agreement and sell the Products under the laws, rules and regulations of each of the jurisdictions in the Territory. All such permits, licenses, certificates, approvals, franchises and registrations shall indicate that Company is the owner of all rights therein. Upon termination of this Agreement, to the extent permitted by local law, all transferable permits, licenses, certificates, approvals, franchises and registrations shall be transferred to Company free of all manner of liens and encumbrances. The Company or its designee shall either agree to pay all costs and expenses of such transfer or it shall waive transfer thereof.

     17.  TERM; RENEWAL.

      The "term" of this Agreement shall commence on the date hereof and shall continue until December 31, 1999 ("Initial Term") renewal for additional three
(3) year periods upon Distributor fulfilling minimum sales requirements as set forth, and on the conditions contained, in Section 14 herein.

     18.  TERMINATION AND EXPIRATION.

           18.1 This Agreement shall expire as provided above. It may also be terminated by the Company upon not less than ten (10) days' written notice to Distributor upon any of the following:

(a) If there is a change in i.) the beneficial ownership of 50.1%
or more of Distributor's voting stock, based upon the ownership of Distributor's stock as of the Commencement Date, or ii.) the direct or indirect control or management of Distributor. Such change shall include but shall not be limited to any sale, lease, transfer or disposal, whether by contract, will, intestacy, or otherwise. Distributor agrees to furnish Company, at Company's request, with the names of all persons and other legal entities having any beneficial ownership, management or control of Distributor, as well as the exact nature of such ownership, management or control;

(b) If in any calendar year Distributor fails to satisfy the minimum sales requirements set forth in this Agreement for such year provided that notice to such effect is delivered to Distributor, pursuant to the terms of this Agreement, within thirty (30) days following receipt of information regarding Distributor's sales in the Territory as provided in Section 14.2 of this Agreement;

(c) If Distributor fails to open any required letter of credit in a timely fashion, as provided in Section 5, or fails to replace such letter of credit with another acceptable Letter of Credit or to prepay or pay the purchase price prior to delivery if the issuing bank fails, is prevented or refuses to pay thereon, unless cured within such ten (10) day notice period;

(d) If Distributor fails to remain in compliance with local laws, rules and regulations throughout the Territory, in accordance with Section 16.1, relating to the activities to be performed hereunder, or any necessary registration, license or permit filed on Distributor's behalf in the Territory is revoked, lapses or is otherwise no longer in effect during the term of this Agreement, unless cured within such ten (10) day cure period.

          18.2 This Agreement shall terminate immediately by its own force upon notice from the Company upon any of the following:

         a) Company ceases distributing the Product(s) under the Company trademark;

         (b)   Distributor  makes  an  assignment  for  the  benefit   of
         creditors, or a public or written admission of insolvency, or a trustee, receiver or liquidator is appointed for Distributor or for any material or substantial part of its property or its business relating to the distribution or sale of Products or other consumer electronic wares;

         (c) Distributor is dissolved or loses its charter by forfeiture or otherwise, or Distributor's rights or permits to conduct any of its businesses are suspended or revoked;

         (d) Distributor (i) ceases to function as a going concern or (ii) becomes nationalized;

         (e) Any court or governmental authority or agency shall have taken jurisdiction of the property or business of Distributor, or any substantial part thereof, whether or not in any proceedings for the reorganization, dissolution, liquidation, marshaling or winding up of the Distributor;

         (f)  The  insolvency  of Distributor shall immediately  terminate this Agreement. For this purpose, insolvency shall include, but shall not be limited to the inability of Distributor to pay its debts as they mature, or its liabilities being in excess of the fair market value of its assets, or such other causes as may permit Distributor to seek relief under any insolvency laws.

           18.3 In the event that Distributor shall at any time (i) commit or allow to be committed a breach of any material obligation set forth in this
Agreement, (ii) fails to fulfill the obligations of Section 3.3 of this Agreement, (iii) render an incorrect, material representation in connection with the rights granted herein, (iv) commit intentional or negligent damage or omits or fails to take steps within its power to prevent damage to the Company's business, reputation, distribution channels or value of the Marks, (v) fail to conduct its business ethically in accordance with reasonable commercial practices or (vi) fail to remain in compliance with local laws, rules and regulations throughout the Territory, in accordance with the provisions of
Section 16.1, relating to the activities to be performed hereunder or any necessary registration, license or permit filed either on Distributor's behalf in the Territory is revoked, lapses or is otherwise no longer in effect during the term of this Agreement, then, in addition to the rights available under law or in equity, the Company may, by notice in writing given to Distributor, require such breach or event to be remedied and if such breach or event is not remedied within thirty (30) days after the giving of such notice, the Company shall have the right to terminate this Agreement forthwith by a further notice in writing.

          18.4 In the event that in any of the three calendar years of the term (commencing as of January 1, l997), or any year of any renewal term thereof, the Company loses money from purchases of Product made by Distributor pursuant to the terms of the distribution arrangement covered by this Agreement (excluding any purchase of the Current, In Transit, Discontinued and Close-Out Inventory as set forth in this Agreement), the Company shall, for 90 days following the close of the initial three-year term or of any such subsequent year, have the right to terminate the Agreement upon 30 days written notice unless Distributor shall guarantee that the Company shall in future years make a profit equal to at least 1% of Distributor's purchases from the distribution arrangement covered by the terms of this Agreement, or any renewal term thereof, or reimburse the Company for the shortfall arising therefrom. For purposes of this Agreement, calculations of whether or not the Company is losing money shall be based solely on the fee revenue received by the Company (not including the sourcing load) and the costs to the Company of the Distributor's business, including costs due to the excess warranty cost provision and the Excessive Inventory provision of this Agreement. Direct costs shall not include arbitrary allocations of overhead, or general office expenses such as phone, fax or travel.

          18.5 Should this Agreement be terminated for any reason, or expire in accordance with its terms, the effects of such termination or expiration shall be governed by this Section.

(a) At the Company's option, exercised by notice to Distributor, any orders accepted by Company from Distributor prior to the effective date of termination pursuant to this paragraph and remaining uncompleted on such date shall not survive such termination unless any such orders are required by Distributor to fill existing orders.

(b) The parties will proceed in good faith to the settlement of the operations in progress, which shall be settled within six months from the date of termination.

(c)  The Company may, but shall not be obligated to, purchase existing inventory from Distributor at (i) Distributor's cost for factory new and sealed cartons of merchantable Products; and (ii) salvage value for any other Products or parts. Such right may be exercised by the Company or by its designee by a notice given to Distributor on or before the 30th day following the expiration or termination date. Terms shall be net 60 days for inventory purchased by the Company under this clause. During such period, the parties shall cooperate with the Company in valuing the inventory. However, the Company shall not be able to purchase any existing inventory that is required by Distributor to fill orders existing at the time of termination or expiration of this Agreement.

(d) Following the giving of a notice of default or a notice of termination or, if this Agreement is expiring in accordance with its terms, then during the 6 months prior to such expiration date, the Company may and shall be free to actively seek and to retain a replacement for Distributor. The Company may accept orders from the replacement Distributor and the replacement Distributor may register its agreement with the local agency immediately upon the effective date of termination or expiration.

(e) Upon the expiration or earlier termination of this Agreement, excluding any sale of existing inventory during period for settlement of operations in progress as provided in this Agreement and agreed to by the parties, Distributor shall cease using the Mark and shall suspend all publicity in which its name appeared linked to that of the Company or to Products.

(f)  The confidentiality provisions and obligations of indemnification and
Section 9.5 of this Agreement shall survive any expiration or termination of this Agreement. Similarly, the obligations to provide warranty service to customers and end-users of the Product shall continue following the termination or expiration hereof. It is understood that Distributor shall not be responsible for warranty services for any consumer electronic product bearing the Mark which is sold in the Territory by the Company or a third party after the termination or expiration of this Agreement unless sold by or on behalf of Distributor during any period for settlement of operations in progress as agreed to by the parties.

(g) Distributor shall not be entitled to any indemnity or other compensation in the event of termination, non-renewal or expiration of this Agreement.

     19.  IMPOSSIBILITY OF PERFORMANCE AND FORCE MAJEURE.

           19.1 Neither party shall have any liability to the other by reason of any failure or delay in performance of any provision of this Agreement or Orders pursuant hereto (other than the obligation to timely post a letter of credit and to make payment for Products hereunder), if and to the extent such failure or delay is due to any occurrence (other than financial) beyond the reasonable control of the party failing or delaying to perform, including but not limited to, acts of God or a public enemy, war, civil unrest, sabotage, labor disputes, natural disasters such as storms, cyclones, earthquakes, tidal waves, floods, destruction by lightning, explosions, fires, boycotts, transportation failure or delays, shortages of materials, failures of suppliers, breakdowns in factories, or the acts, rules, regulations, orders or directives of any governmental body (including any agency or subdivision thereof).

           19.2 A party seeking relief shall, as soon as practicable after the impediment and its effects upon its ability to perform become known to it, give notice to the other party of such impediment and its effects on its ability to perform. Notice shall also be given when the ground for relief ceases. Upon the giving of such notice, and during the continuance of such impediment and for a reasonable period thereafter, this Article relieves the failing party from damages, penalties and other contractual sanctions, except from duty to pay interest on money owing and the duty to amend and keep open letters of credit relating to payment for Products for a period expiring not sooner than 30 days from the date of shipment of the Products affected by the impediment.

           19.3 If the impediment shall continue for a period in excess of 90 days, then either party may terminate the affected Order or this Agreement, in total.

      20. INTERPRETATION AND GOVERNING LAW. All questions relating to the validity, interpretation, performance or breach of this Agreement, including without limitation all claims and damages, shall be determined in accordance with the law of the State of New Jersey, USA, applicable to agreements made in, and to be fully performed in, that jurisdiction. THE 1980 UNITED NATIONS CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS SHALL NOT APPLY TO THIS AGREEMENT OR TO THE DUTIES OR OBLIGATIONS OF THE PARTIES HEREUNDER.

     21.  MISCELLANEOUS.

           21.1 Waiver of Rights. The waiver or the failure by Company or Distributor to claim a breach of any provision of this Agreement shall not constitute a waiver of any subsequent breach or affect in any way the effectiveness of such provisions.

           21.2 Assignment. Distributor shall not assign this Agreement or any right granted hereunder to any individual or entity without the prior written consent of the Company. Distributor may not delegate any duty hereunder without the prior written consent of the Company in each instance. For purposes of this agreement, the terms "assign" and "assignment" shall be deemed to include all transfers of control of Distributor, whether accomplished by means of a transfer of equity, voting trust, merger, consolidation, amalgamation, combination, reorganization or other means.

          21.3 General Standards of Conduct. Distributor shall deal fairly and honestly with the public, comply at all times, with all international, national, state, provincial, county, city and other local laws, regulations and ordinances. Distributor warrants that it has not, and covenants that it shall not, directly or indirectly, make any loans or gifts or any thing of value to or for the benefit of the following persons/entities if it would violate United States or local law: (i) any government employee or official; (ii) any political party, faction or candidate for office; (iii) any other person if Distributor has reason to know that any part thereof would go to anyone mentioned above,; or (iv) to any other person or entity to whom a payment or gift would violate the laws or policies of the United States or of the jurisdiction to whose authority such person or entity is subject.

           21.4  Subdistributorships.          Distributor shall not create  any
subdistributorships, agencies, participations, joint ventures, rights, or other similar arrangements delegating its duties hereunder or otherwise dealing with the sale, repair, import, export, service or promotion of Products without the prior written consent of the Company in each instance. It is agreed that Distributor shall be permitted to sell Product(s) to regional distributors in the Territory subject to the prior written consent of the Company.

           21.5 Entire Agreement. This Agreement and the accompanying Exhibits, and the terms of the Confidentiality Agreement letter dated June 19, 1996, the terms of which are incorporated herein, sets forth the entire agreement and understanding between the parties relating to the subject matter contained herein, any course of prior dealings or usage of the trade notwithstanding, supersedes all other agreements, oral or written, heretofore made between the parties and supersedes any standard terms and conditions of purchase and any standard terms and conditions of sale of purchaser and seller, respectively, whether on purchase orders, confirmations or any other document exchanged between them. Any amendment or additions to this Agreement shall be in writing and signed by an authorized officer or agent of Company and Distributor. The terms and conditions herein shall supersede any inconsistent provisions in Company's or Distributor's orders, confirmations or other documentation. No additional terms may be added and no terms may be deleted from this Agreement unless the same is reflected in a writing referring to this Agreement which is executed by both parties.

           21.6 Notices. All notices required or given in connection with this Agreement shall be in writing and shall be delivered by hand, facsimile, telex, over night delivery service, or by registered mail, return receipt requested, to the other party at the address set forth on page one of this Agreement, or to such other address as a party may designate by written notice. Notice by hand delivery, facsimile, telex, or overnight delivery service shall be effective upon receipt. Notice by registered mail shall be deemed to have been given seven
(7) days after posting.

           21.7 LAW; JURISDICTION. This Agreement shall be deemed to have been made, executed and delivered in and shall be governed by and enforced in accordance with the laws of, the State of New Jersey, United States of America. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be governed by and enforced in accordance with the laws of the State of New Jersey regardless of the choice of law rules and conflict of law principles. Any dispute arising as to the legal nature of this Agreement shall be settled in the courts of the State of New Jersey, in Morris County, which shall have exclusive jurisdiction over all controversies that may arise under or in relation to this Agreement, especially with respect to its validity, execution, interpretation, enforcement, or compliance, the parties hereby consenting to service, jurisdiction, and venue of such courts for any litigation arising from this Agreement, and waiving any other venue to which they may be entitled to by virtue of domicile, residence, or otherwise.

          21.8 SEVERABILITY AND HEADINGS. IF AND TO EXTENT THAT ANY PROVISION OF THIS AGREEMENT SHALL BE DETERMINED BY ANY LEGISLATURE OR COURT TO BE IN WHOLE OR IN PART INVALID OR UNENFORCEABLE, SUCH PROVISION OR PART THEREOF SHALL BE DEEMED TO BE SURPLUSAGE AND, TO THE EXTENT NOT SO DETERMINED TO BE INVALID OR UNENFORCEABLE, EACH PROVISION HEREOF SHALL REMAIN IN FULL FORCE AND EFFECT. THE HEADINGS TO THE PARAGRAPHS OF THIS AGREEMENT ARE INCLUDED MERELY FOR CONVENIENCE OF REFERENCE AND SHALL NOT AFFECT THE MEANING OF THE LANGUAGE INCLUDED THEREIN.

           21.9 SAVINGS CLAUSE. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

           21.10 TIME PERIODS. The time periods referred to in this Agreement will be calculated in accordance with the Gregorian Calendar.

           21.11  ENGLISH  LANGUAGE.   The  parties  have  requested  that  this
Agreement be drawn up in the English language; les parties ont demande que cette entente et les documents accessoires soient redigees en langue anglaise.

           21.12 EXECUTION OF AGREEMENT. The parties agree that this Agreement may be executed in any number of counterparts and by facsimile(s), which counterparts and facsimile(s) together shall constitute one agreement.

     22.  COLLECTION OF ACCOUNTS RECEIVABLE.

           Distributor agrees to collect the Company's outstanding accounts receivable. Distributor shall receive a fee for such services in the amount of 2.5% for cash collected for all receivables which are current or less than 31 days overdue as of the Commencement Date and 5% for cash collected for all other receivables. Distributor shall have customers remit the collected accounts receivable directly to the Company's designated lock box and the Company shall, within thirty days after the close of each month, remit to Distributor the applicable commissions as set forth herein. [It is agreed and understood that Distributor shall make all reasonable efforts to collect the Company's outstanding accounts receivable in Distributor's normal course of business. Distributor is not required to initiate legal proceedings against any customer to collect outstanding overdue accounts receivable and Distributor is not responsible for the failure to collect from any account. Distributor's services hereunder are nonexclusive.] The provisions herein are not applicable to the Distributor accounts receivable, Venator accounts receivable and Emerson - Emerson HK - Emerson Canada intercompany accounts receivable, which accounts receivable are excluded. The Company shall provide Distributor with weekly cash receipts data.

       IN WITNESS WHEREOF, the parties have duly executed this

Agreement as of the day and year first above written.


                               EMERSON RADIO CORP.

  (SEAL)                       BY: /s/ Eugene I. Davis
                                   (NAME)

                               Eugene I. Davis, President
                               Print Name and Title


                               EMERSON RADIO CANADA LTD.

       (SEAL)                  BY: /s/  Eugene I. Davis
                                   (NAME)

                                Eugene I. Davis, President
                                Print Name and Title


                                AVS TECHNOLOGIES, INC.

  (SEAL)                        BY: /s/ Stanely Plotnick
                                    Stanley Plotnick

                                Stanley Plotnick, President
                                Print Name and Title

                                BY: /s/ Theodore Matthews
                                   Theodore Matthews

                                 Theodore Matthews, EVP
                                 Print Name and Title


                      SCHEDULE OF EXHIBITS

Exhibit A Products

Exhibit B Marks

Exhibit C Territory

Exhibit D Customer Classifications

Exhibit E Customer Exclusions

Exhibit F Guaranteed Cap For Defective Returns

Exhibit G Epidemic Failure

Exhibit H Competitive Products


                           EXHIBIT A

                            PRODUCTS

     Color televisions
     Black & White televisions
     Video Cassette Recorders and Players
     TV/VCR Combination Units
     Portable and Clock Radios
     Radio/Cassette/CD Players
     Audio Systems
     Microwave Ovens
     Car Audio
     Security Products
     Home Theater Products
     Clocks

                   ALL PRODUCTS SHALL BE A STOCK PRODUCTS ONLY


For purposes of this Agreement, "A Stock Product" shall be defined as new product (manufactured of new material and parts and not repaired, remanufactured or rebuilt), which has not been subjected to use after original manufacture.

Products shall also be defined as including consumer electronic products not defined herein which the Company may introduce in the future to be sold with the Emerson Trademark as defined herein and which are reasonably interpreted as natural extensions of the Product categories specifically defined herein.

This Agreement does not and shall not be interpreted as appointing Distributor as the exclusive distributor for any Products other than the consumer electronics products and any extensions thereof, as set forth herein. With regard to any product lines which the Company may introduce which are not consumer electronic products and/or any natural extensions thereof, as set forth herein, the Company may in its sole discretion, but is not obligated to, offer such lines to Distributor for sales in the Territory pursuant to Section 6 of this Agreement.


                           EXHIBIT B

                             MARKS

                    Emerson with G-Clef



                           EXHIBIT C

                           TERRITORY

     Canada, as such country is known as of the Commencement Date.



                           EXHIBIT D

                    CUSTOMER CLASSIFICATIONS

         All customers except those specifically excluded in Exhibit E.


                           EXHIBIT E

                       CUSTOMER EXCLUSIONS


1. Sales of video Products to Wal-Mart Canada, which sales are covered by that certain License Agreement entered into by Emerson and a Supplier regarding sales of such video Products. In the event such video Products become no longer covered by the provisions of that certain License Agreement, or any renewals or extensions thereof, then AVS shall be permitted to sell video Products to Wal-Mart Canada pursuant to the provisions of this Agreement.

2. AVS shall not sell Products to Future Shop Ltd. or its subsidiaries or affiliates ("Future Shop Ltd.") which Products knowingly are to be shipped to the Future Shop Ltd. locations in the US. Emerson shall not sell Products to Future Shop Ltd. locations in the US which Products knowingly are to be shipped to the Future Shop Ltd. locations in Canada.

3. AVS shall not knowingly sell product to any customer who will transship such product out of Canada. Emerson shall not knowingly sell product to any customer who will transship into Canada.


                           EXHIBIT F

             GUARANTEED CAP FOR DEFECTIVE RETURNS


                                      GUARANTEED CAP (NOT
PRODUCT CATEGORY                         GREATER THAN)


Audio I (Portable Radios)                    7%
Audio II (Clock Radios)                      7%
Audio III (Personal Stereos)                 7%
Audio IV (Personal CDs)                      17%
Audio V (Portable Radio/Cassettes)           7%
Audio VI (Portable CD/Radios)                15%
Audio VII (Non-CD Shelf Systems)             7%
Audio VIII (CD Shelf Systems)                12%
TV I (Under 13" Color TVs)                   12%
All Other TVs                                6%
VCRs                                         12%
Microwave Ovens                              6%
Home Theater                                 10%
Car Stereos                                  20%
Clocks                                       5%
Security Products                            10%

   (Home Security:       CO Detector
    Personal Security:   Personal Alarm; Safety Light with Motion Detector;
                         Door/Window Alarm; Motion Detector; Door/Window Alarm
                         with Booster Siren; Motion Detector with Booster Siren)

                           EXHIBIT G

                        EPIDEMIC FAILURE

An epidemic failure occurs when there is a failure of more than 2.5% of mechanical, electrical or cosmetic components, as defined below, in a Product lot.

1. Mechanical components shall include, but shall not be limited to: motors, cassette decks, cd decks, video decks, connectors, disk drives, switches, tape drives, relays, condenser canisters, etc. Electrical components shall include, but shall not be limited to: semi-conductors (ICs, memories, transistors, diodes, computer chips, etc.), CRT, LCD, LED, FLD, transformers, capacitors, resistors, printed circuit boards, rectifiers, solenoids, logic circuits, sockets, pickups, power supplies, etc. Cosmetic components and critical defects shall include, but shall be limited to: cabinet, panel, overlay, door, cover, knob, labels, fit, finish, color, etc.

2. Epidemic failure means that the same parts or type of parts or assemblies applied to the same circuitry of the purchased products have the same or similar nature of defects or failures or failures or defects of a related kind or nature.


                                    EXHIBIT H

                              COMPETITIVE PRODUCTS

BRAND           MODEL          DESCRIPTION

NIKKO           NHT2500        Home theatre system with 6 speakers
(registered mark)              and Dolby (registered mark) Pro Logic Amplifier
                NHT1000        5 speakers and surround amplifier
                               built into TV/VCR stand
                NHT2000        5 speakers and surround amplifier
                               built into TV/VCR stand
                NHT3000        6 speakers and Pro Logic amplifier
                               built into TV/VCR stand

Eversafe        MAA2           Motion activated alarm
(regis-         WEA2           Door/window alarm
 tered          MAL2           Motion activated light/alarm
 mark)          MWA1           Window Alarm
